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                                                                     Exhibit 5.1

                       [Mayer, Brown & Platt Letterhead]


                                August 14, 1998


Metal Management, Inc.
500 North Dearborn Street
Suite 405
Chicago, Illinois 60610

     RE:  REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-58635)

Dear Sirs:

     We have represented Metal Management, Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company, for the benefit of certain shareholders of the Company, of up to 4,909,698 shares of common stock, $.01 par value, of the Company (the "Shares"). In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we have deemed necessary to examine for the purpose of this opinion, including: (i) the certificates representing the Shares; (ii) the registration statement on Form S-3, as amended, filed by the Company with the Securities and Exchange Commission for the purpose of registering the Shares under the Securities Act of 1933; and (iii) pertinent records of corporate proceedings of the Company.

     Based on such examination, it is our opinion that the Shares have been legally authorized and issued and are legally outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the amended registration statement referred to above and to the reference made to us in the amended registration statement under the caption "Legal Matters."


                                         Very truly yours,



                                         Mayer, Brown & Platt